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                                                                    Exhibit 99.1

intevac                                3560 Bassett Street, Santa Clara CA 95054
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Charles Eddy                                         Dan Matsui/Eugene Heller
Chief Financial Officer                              Silverman Heller Associates
(408) 986-9888                                       (310) 208-2550

            INTEVAC, INC. SHIPS FIRST 200 LEAN DISK SPUTTERING SYSTEM

Santa Clara, Calif. -- December 23, 2003 -- Intevac, Inc. (Nasdaq: IVAC) today announced it has delivered its first 200 Lean disk sputtering system.

Kevin Fairbairn, Intevac Chief Executive Officer, commented: "I am pleased to report that we have delivered, and started the installation of, our first 200 Lean disk sputtering system. This system was ordered in August and delivered in less than five months."

The Intevac(R) 200 Lean is Intevac's latest generation disk sputtering system. It provides significantly enhanced capabilities relative to the installed base of approximately 90 Intevac(R) MDP-250 systems. The 200 Lean provides higher throughput from a smaller footprint, which enables more thin-film disks to be manufactured per square-foot of factory floor space and is designed to lower overall cost of ownership. The 200 Lean's flexible and modular design allows customers to accommodate any number of thin-film disk process steps required by their evolving technology roadmaps.

ABOUT INTEVAC

Intevac provides complex manufacturing equipment for the hard disk drive industry and is developing technology for extreme low light imaging devices and systems.

Intevac(R) 200 Lean and Intevac(R) MDP-250 are registered trademarks of Intevac, Inc.

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